UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC 20549

                                FORM 8-K
                             CURRENT REPORT
 Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest reported)         July 31, 2001

                         ACT International, Inc.
         (Exact name of registrant as specified in its chapter)
                 (Commission File Number)       0-30783

         Nevada                               87-06263223
(State or other jurisdiction                (IRS Employer
of incorporation                             Identification No.)

4035 South 300 West, # 6, Salt Lake City, Utah                 84107
  (Address of principal executive offices)                  (Zip Code)

Registrant's telephone number, including area code: (801) 281-3073

                                   N/A
     (Former name or former address, if changed since last report) 29: Item 6: Resignation of Registrant's Directors

(a) In a letter dated July 21, 2001 and postmarked July 23, 2001, but not received at the Company's place of business until Monday, July 30, 2001, Fredereck J. Haydock resigned as an officer and director of the company. Mr. Haydock claimed to be concerned about actions by majority shareholders, specifically the adoption of a requirement that Mr. Haydock not take any action on behalf of the company without first getting advice of corporate counsel and consent of the secretary/ treasurer. Mr. Haydock claimed that this placed unreasonable burdens upon him and his ability to function as president. Mr. Haydock also suggested that the actions by majority shareholders should have been preceded by proxy or information statements.

(b) The company believes that the concerns of Mr. Haydock are invalid, and that the description provided by the Mr. Haydock as a resigning director are incorrect and incomplete.

   It is incorrect to suggest that the company has not met its disclosure, filing or other requirements of the securities laws. Other than some delayed quarterly reports, the company is not aware of any instance where
 said requirements have not been met.   Specifically with respect to the
  proxy rules, the actions were authorized by the Company's Articles of Incorporation and By-laws to be taken by the Company's Board of Directors. No shareholder approval was necessary. Furthermore, none of the actions taken by majority consent of the shareholders required dissemination to the shareholders by section 14 of the Securities Exchange Act of 1934 as amended. These actions were independent, unsolicited and dealt with issues which did not require shareholder votes. Moreover, the Company has fully disclosed all actions taken in the Company's April 2001, Quarterly report. Thus the company believes that the proxy rules were not applicable and thus not violated.

    It is incorrect to state that the "majority consents" sought to make fundamental corporate changes without the input or knowledge of ACT's public shareholders. The Company is not aware of any actions that were inappropriate fundamental corporate changes. The matters dealt with in said consents are described in the April 2001 10Q, are almost all ratifications of prior actions of the board of directors, and were not matters which required a shareholder vote.

  It is incorrect to state that Mr. Haydock was prohibited from discharging his duties as president, or that Mr. Haydock was required to discuss any possible actions with "legal counsel for one of ACT's principal shareholders." The Company has only received two majority shareholder consent actions. Neither of which required shareholder approval, because the Company's Board of Directors were authorized to take the action without consent. The By-laws were amended such that Mr. Haydock was required to get the advice of the Company's Corporate Counsel before taking any action.
   The company does not understand why Mr. Haydock would be unhappy or unwilling to have his proposed actions passed upon by corporate counsel, and agreed to by the other corporate officer. The company also is not aware of a single instance where Mr. Haydock was impaired in his ability to properly act on behalf of the company. In response to an e mail to corporate counsel by Mr. Haydock recently which made protestations in this regard, the company asked him to provide it with a list of any and all instances where he felt like he had been unable to promptly and properly discharge his duties due to these restrictions. Rather than provide the company with any concrete examples any such instances, Mr. Haydock chose to resign.

  It is incorrect to state that Mr. Haydock discussed the concerns raised in his resignation letter "on several occasions ... with ACT's management
 ...."  The company's corporate counsel received an e mail a few weeks ago from Mr. Haydock, but is not aware of any other times that he raised these concerns.

  It is incorrect to state that the company has been unwilling to address his concerns. As indicated, the company does not believe that Mr. Haydock's concerns are accurate or valid, as set forth above. However, when the company's corporate counsel received an e mail from Mr. Haydock making some of these complaints, the company responded by asking for details and particulars so that it could fully and fairly assess his concerns. Mr. Haydock chose not to provide any such detail, but rather to send a resignation letter containing what the company believes to be incorrect, vague and unspecific complaints and/or disagreements with management policies and practices.

In view of Mr. Haydock's resignation as president of the Company, the Board of Directors has appointed David Taylor as Acting President.
                                           SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
                                   ACT International, Inc.
                                           (Registrant)
                        Date August 6, 2001
                                         /s/ David Taylor
                                  -----------------------
                    By: David Taylor, Acting President and Director

                                         /s/ David Taylor
                                   -----------------------
                        By: David Taylor, Secretary and Director